Exhibit 99.1  Press Release Dated September 16, 2005

              Pep Boys Extends Share Repurchase Program;
                     Declares Quarterly Dividend


PHILADELPHIA - September 16, 2005 - The Pep Boys - Manny, Moe & Jack
(NYSE: "PBY"), the nation's leading full-service automotive aftermarket chain, announced that its Board of Directors approved a 12-month extension of its current share repurchase program. Share repurchases may continue to be made from time-to-time in the open market or in privately negotiated transactions.

Of the $100,000,000 authorization announced on September 9, 2004, authorization to purchase approximately $45,000,000 of its outstanding common stock remains.

Pep Boys also announced that its Board of Directors approved the payment of the next quarterly dividend of $0.0675 per share payable on October 24, 2005 to shareholders of record on October 10, 2005. The annual dividend of $0.27 per share currently yields approximately 1.99%.


About Pep Boys
Pep Boys has 593 stores and over 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.

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Investor Contact:  Harry Yanowitz, (215) 430-9720
Media Contact:  Bill Furtkevic (215) 430-9676
Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA  19132
Internet:  http://www.pepboys.com